Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

Brian.Turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

Brian.Levine@officedepot.com

OFFICE DEPOT ANNOUNCES UPDATE OF STRATEGIC REVIEW

Boca Raton, Fla., December 10, 2008 – Office Depot, Inc. (NYSE:ODP), a leading global provider of office products and services, announced steps to be taken as part of the strategic review announced on October 29, 2008.

The Company plans to close 112 underperforming reta

il stores in North America over the next three months, reducing the North American store base to 1,163. The stores to be closed are located in various geographic regions, including 45 in the Central U.S., 40 in the Northeast and Canada, 19 in the West and eight in the South. Additionally, 14 stores will be closed through 2009 as their leases expire or other lease arrangements are finalized.

New store openings for 2009 now have been reduced to approximately 20, down from the previous estimate of 40 stores. This will facilitate a reduction in total Company capital spending in 2009 to less than $200 million, significantly lower than projected depreciation and amortization of $275 million.

Office Depot also plans to close six of its 33 distribution facilities in North America. This is consistent with the Company’s long term plan to reduce the total number of facilities and combine its separate supply chain systems.

The Company anticipates taking charges in the fourth quarter 2008 and in 2009 for these actions totaling in a range from $270 million to $300 million. The cash component of these charges is projected to be approximately $40 million over the next twelve months and is comprised of continuing lease payments on closed stores; and severance for store, headquarters and field sales staffing; partially offset by cash received for liquidated inventory and assets. The remaining non-cash and future cash charges of approximately $230 million to $260 million are comprised principally of fixed asset write-offs and lease reserves on closed stores.

These actions should benefit 2009 EBIT and cash flow by approximately $90 million and $70 million respectively. The benefit to cash flow is primarily a result of lower 2009 capital spending, payroll savings and operational improvements from store closures.

Further actions are being contemplated and are expected to result in additional charges to be recognized in the fourth quarter of 2008 and into 2009. These actions include the assessment of tangible and intangible assets, including the annual goodwill evaluation, and potentially restructuring businesses.

Office Depot has a quiet period policy from its quarter end until earnings are released, during which it cannot have discussions with the investment community. This period commences December 27, 2008, and extends to February 24, 2009.

About Office Depot

Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through 1,705 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.9 billion e-commerce operation. Office Depot has annual sales of approximately $15.1 billion, and employs about 49,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 48 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

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